UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 17, 2020

Eagle Materials Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	1-12984	75-2520779
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5960 Berkshire Ln., Suite 900 Dallas, Texas		75225
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (214) 432-2000

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value	EXP	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement.

Membership Interest Purchase Agreement

On April 17, 2020, Eagle Materials Inc. (the “Company”), CCP Concrete/Aggregates LLC, a wholly owned subsidiary of the Company (the “Seller”), Hammonton Farms, LLC (“Hammonton Farms”) and Teichert, Inc. (together with Hammonton Farms, the “Buyer”) entered into and consummated the transactions (the “Equity Sale”) contemplated by a Membership Interest Purchase Agreement (the “Purchase Agreement”). Pursuant to the Purchase Agreement, Seller sold to Buyer all of the issued and outstanding limited liability company interests of Western Aggregates LLC (“Western”) and Mathews Readymix LLC (together with Western, the “Acquired Entities”). Prior to the consummation of the Equity Sale, Buyer and certain of its affiliates were customers of the Company and its affiliates, including Western, for the purchase of cement and aggregates.

The purchase price paid by the Buyer in the Equity Sale was $93.5 million in cash, subject to customary post-closing adjustments.

The Purchase Agreement contains customary representations, warranties and covenants, as well as indemnification provisions subject to specified limitations. The indemnification provided by the Seller and the Company, jointly and severally, under the Purchase Agreement covers both breaches of representations and warranties and breaches or nonperformance by the Seller of any covenants or agreements to be performed by the Seller after the closing of the Equity Sale. The indemnification provided by the Buyer, jointly and severally, covers both breaches of representations and warranties and breaches or nonperformance by the Buyer of any covenants or agreements to be performed by the Buyer after the closing of the Equity Sale. In the case of the indemnification provided by the Seller and the Company with respect to breaches of certain representations and warranties, the obligations of the Seller and the Company are subject to a de minimis claim threshold in an amount equal to $25,000, a deductible in an amount equal to $450,000 and a cap on losses equal to $7.0 million. Such de minimis threshold, deductible and cap only apply to indemnification in respect of breaches of certain representations and warranties and do not apply to other indemnification obligations of the Seller and the Company, including obligations to indemnify with respect to breaches or nonperformance by the Seller of any covenants or agreements to be performed by the Seller after the closing of the Equity Sale.

The Purchase Agreement will provide investors with information regarding the terms and conditions of the transactions governed thereby, and the Company intends to file the Purchase Agreement as an exhibit to the Company’s next Form 10-K. The Purchase Agreement is not intended to provide any other financial information about the Acquired Entities. The representations, warranties and covenants contained in the Purchase Agreement were made only for purposes of that agreement and as of the dates specified therein; were made solely for the benefit of the parties to the agreement; may be subject to qualifications and limitations agreed upon by the parties; and may be subject to standards of materiality applicable to the contracting parties that differ from those that may be viewed as material to investors. Investors should not rely on the representations, warranties and covenants or any description thereof as characterizations of the actual state of facts or condition of the parties or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the Purchase Agreement, which subsequent information may or may not be fully reflected in public disclosures by the Company.

Item 2.01.	Completion of Acquisition or Disposition of Assets.

The information set forth above in Item 1.01, which describes the Purchase Agreement and the Equity Sale, is hereby incorporated by reference into this Item 2.01.  The prior relationship of the Company and certain of its affiliates, on the one hand, and Buyer and certain of its affiliates, on the other hand, did not have an impact on the formula or principle for determining the consideration paid to the Seller in connection with the Equity Sale.

Item 7.01.	Regulation FD Disclosure.

On April 17, 2020, the Company issued a press release announcing the execution of the Purchase Agreement and the consummation of the Equity Sale. A copy of the press release is furnished as Exhibit 99.1 to this Current Report. In accordance with General Instruction B.2 of Form 8-K, the information set forth in this Item 7.01 and in Exhibit 99.1 shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

In accordance with General Instruction B.2 of Form 8-K, the information set forth in Exhibit 99.1 shall not be deemed to be “filed” for purposes of Section 18 of the Exchange Act.

Exhibit Number		Description

99.1	-	Press Release dated April 17, 2020 issued by Eagle Materials Inc. (announcing the execution of the Membership Interest Purchase Agreement and the consummation of the Equity Sale).

104	-	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EAGLE MATERIALS INC.

By:	/s/ James H. Graass
James H. Graass
Executive Vice President, General
Counsel and Secretary

Date: April 17, 2020

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